Exhibit 14

MEDOVEX CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

April 17, 2014

This Code of Business Conduct Applies To All Directors, Officers and Employees

This Code of Business Conduct and Ethics (this "Code") applies to all directors, officers, and employees of Medovex Corp. and its subsidiaries (together, the "Company").  It also applies to all directors, officers, and employees of the Company's controlled affiliates and employees who serve as directors or officers (or an equivalent position) of any non-controlled affiliate.

This Code is part of the terms and conditions of each employee's employment with the Company; provided, however, this Code does not create an express or implied employment contract and is not intended to be interpreted as a contract.  To the contrary, it presents guidelines and constitutes a statement of principles to which all of us are held accountable.

General Statement

The Company is committed to the highest standards of ethical and professional conduct.  This Code establishes basic standards of business practice, as well as professional and personal conduct, that are expected of all directors, officers, and employees.  These standards require honesty and candor in the Company's activities.  The Company expects all directors, officers, and employees to abide not only by the "letter" but also the "spirit" of this Code.

This Code also sets forth procedures for bringing complaints or issues before management or the Audit Committee on a confidential, anonymous basis.  You should review the procedures carefully.

Basic Principles of Ethical Corporate Conduct

Because the Company is judged by the performance and public perception of its directors, officers, and employees, each director, officer, and employee has a responsibility to always act in a manner that merits public trust and confidence consistent with the highest standards expected of directors, officers, and employees of a publicly owned corporation.

The principles set forth below are basic principles that must be followed:

1. Be honest, fair and trustworthy in all relationships in carrying out your duties for the Company.

2. Avoid actual and apparent conflicts of interest between work and your personal interests, and if there are any such conflicts or potential conflicts, seek approval beforehand from the Company's Chief Financial Officer, or if you are an officer, from the Audit Committee of the Board of Directors.

3. Obey all applicable laws, rules and regulations governing the Company's business, wherever it is conducted, and do not take any action, either personally or on behalf of the Company, that violates any such law or any other law or regulation, the violation of which would reflect poorly on you or the Company.  Do not take advantage of the Company, its employees, customers, vendors, or suppliers or any other third parties.

4. Treat the Company's property and funds with the same care and respect you would treat your own property and funds.  The Company's property and funds belong to its stockholders.  Do not improperly charge and do not fail to charge for services the Company renders.

5. Foster an atmosphere in which personal integrity and fair dealing is part and parcel of what you do.

6. Be honest and candid with regard to all reporting of financial results.  Be timely and accurate in all of your reporting; do not change or fudge numbers or facts to make yourself or someone else look better.

7. Be loyal to the Company.  Do not (i) deprive the Company of an opportunity; (ii) take for your own advantage an opportunity that belongs to the Company; or (iii) help others violate (i) or (ii), if they are in a position to divert a Company opportunity for their own benefit.

8. Keep confidential information about the Company and its customers, which may include pricing, research, intellectual property, Company or customer financial information, the identity of customers or suppliers, trade secrets, and proprietary information confidential, both while you are employed and after you leave the Company, and do not use any such information for your personal advantage or for the benefit of the Company's competitors.

9. All employees and representative of the Company should understand the legal and ethical issues associated with gifts and entertainment and how they can affect our relationship with our customers, suppliers, and the general public.  The decision to offer or accept gifts or entertainment should be made only in compliance with legal requirements and ethical considerations, and with the involvement of a manager if unsure of the appropriate course.

     The issue of gifts and gratuities may have legal implications when the government, or government entity is involved, and serious consequences can result from mishandling these relationships.  Offering or accepting bribes or pay-offs is always prohibited.

     Business gifts and entertainment are courtesies designed to build goodwill and sound working relationships among business partners.  We do not, however, want to obtain business through improper means as to gain any special advantage in a relationship.  Business gifts that compromise, or even appear to compromise, our ability to make objective and fair business decisions are inappropriate.  Gifts from a subordinate to a superior should be limited to reasonable gifts given in recognition of a commonly celebrated occasion or event.

10. Treat all persons fairly, regardless of such factors as race, religion, gender, disability, age or national origin.  Adhere to fair employment practices.  Extend courtesy to every employee, customer, vendor, and supplier of the Company.

11. Be thoroughly familiar with, adhere to and fully comply with all Company policies and procedures, including, without limitation, this Code, the Company's Insider Trading Policy, the Company's Reporting Procedures for Accounting Matters, and other standards of conduct.

12. Conduct business in a way that protects the health and safety of the Company employees, other people, and the environment.  Employees should act in a manner that ensures compliance with all applicable governmental and private health, safety, and environmental requirements, including contributing to an alcohol-free and drug-free workplace.

13. Invest the time necessary to learn your job thoroughly and learn from your colleagues who have more experience in the Company’s business.

14. Promptly report to your supervisor or the Chief Financial Officer (or, if appropriate, the Audit Committee) any irregularities or apparent wrongdoing, including violations of the matters listed in this section and all facts surrounding any such incident.

15. Do not withhold, misrepresent or misconstrue facts or information when reporting any matter to your supervisor or superior or reporting violations of this Code or any other standards of conduct to your supervisor, the Chief Financial Officer or the Audit Committee.

16. Any Company employee who is in possession of material, non-public information concerning the Company's financial condition, operations, properties or prospects may not purchase or sell the Company's stock until two (2) business days after that information has been publicly disclosed.  Material, non-public information is information about the Company an investor would consider important that has not been publicly disclosed, either by the Company or otherwise.

Examples of Conduct That Violates This Code

The following are examples of conduct that violates this Code:

•	Acts of dishonesty and/or embezzlement, including borrowing money from the Company without approval of a senior officer or using Company property for personal use or personal gain.

•	Accepting or giving bribes or kickbacks to or from the Company's customers, vendors, or suppliers.

•	Making favorable freight arrangements for customers that result in you obtaining a personal benefit.

•	Misusing Company property.

•	Abusing or misusing property belonging to customers, vendors, suppliers, and other third parties.

•
Looking up or obtaining information on workstation screens, company records or elsewhere about the Company's financial or proprietary information, unless there is a business need to do so that has been expressly approved by your supervisor.

•	Using Company information for your own benefit or to benefit someone else, either directly or indirectly.

•	Trading in the Company's stock while in possession of important inside information about the Company that has not been publicly disclosed.

•	Falsifying or destroying Company records or documents except as part of a normal and previously approved record destruction program.

•	Failing to report any matters accurately or timely to a supervisor or superior or misrepresenting or misstating facts in any oral or written report.

•	Failing to report wrongdoings to senior management.

•	Performing work for a person or entity that has a business relationship with the Company or for a person or entity that competes with the Company without prior approval of management.

The examples above are not all-inclusive, and the Company reserves the right to determine if and when conduct constitutes a violation of this Code, whether or not the conduct is specifically identified.

Where to Get More Information

If you do not understand or have any questions about any portion of this Code, you should contact the Chief Financial Officer, who currently is Charles Farrahar.  You may contact the Chief Financial Officer by phone (470) 514-4013, in person or via e-mail: cfarrahar@medovex.com.

Who Handles Complaints

If you believe that you or someone else may be in violation of this Code, you may submit your complaints, reports, or concerns, on a confidential and anonymous basis as follows:

(i)	writing or orally notifying the Company's Chief Financial Officer, your supervisor or an officer of the Company; or

(ii)	writing to the Chairperson of the Audit Committee of Medovex Corp., 1735 Buford Hwy Ste 215-113 Cumming GA 30041, in an envelope with a legend such as "To be opened by the Audit Committee."

The Company forbids retaliation, and no action will be taken against you for asking in good faith about this Code, about activities that you are considering engaging in or for reporting in good faith a perceived violation of this Code, even if it turns out that there was in fact no violation.

Report of Matters to Audit Committee

When an issue is raised pertaining to this Code, the Chief Financial Officer will take appropriate action under the circumstances; provided, that the Chief Financial Officer shall report all matters to the Chairperson of the Audit Committee relating to any (i) alleged violation of this Code by any director, executive officer, or any Designated Officer (as defined below) (the "Alleged Code Violation"), (ii) complaints, reports, or concerns regarding financial statement disclosures, accounting, internal accounting controls, or auditing matters (collectively, "Accounting Matters"); (iii) violation of applicable securities laws, rules, and regulations relating to financial reporting (a "Legal Allegation"); (iv) retaliation against any employees who make any allegations relating to (i) – (iii) above (a "Retaliatory Act"); and (v) other matters required to be addressed by the Audit Committee (A) set forth in the Reporting Procedures for Accounting Matters, the Charter of the Audit Committee (the "Charter"), or otherwise, and (B) pursuant to all applicable laws, rules, and regulations.

The Audit Committee has the continuing duty to review the performance of the Company's Chief Financial Officer and other members of the financial management staff and to provide independent and skilled guidance to the Board of Directors in fulfilling its responsibilities and to ensure the fairness and accuracy of the Company's Accounting Matters.  Pursuant to Section 301 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and its Charter, the Audit Committee established reporting procedures for the receipt, retention and treatment of complaints (collectively, a "Complaint") received by the Company and Audit Committee on issues regarding Alleged Code Violations and Accounting Matters as well as other matters.  A copy of the Reporting Procedures for Accounting Matters is available on the Company's website (www.medovex.com) under “Corporate Governance.”

Procedure

Complaints may be made to the Company anonymously pursuant to the section titled, "Who Handles Complaints."  If the Compliant is, or is required to be, addressed by the Audit Committee, then the Audit Committee will take the following actions upon receipt of such Complaint:

• The Chief Financial Officer and Chairman of the Audit Committee will review the Complaint and determine whether the full Audit Committee needs to review.

• The Audit Committee will determine, in its sole discretion, whether the matters set forth in the Complaint relate to or involve a material violation of this Code or any Company policy or have a material adverse effect on the Company's financial statements, results of operations or financial controls.

• The Audit Committee may investigate the matters alleged in any Complaint by any procedure it deems appropriate.

• The Complaint, if it involves a material matter, will be reviewed by the Company's independent public accountants or outside legal counsel, or both, as appropriate, and the Audit Committee will take any necessary action to remedy the matters set forth in the Complaint, including, without limitation, presenting such Complaint to the Company's Board of Directors for further action if the Audit Committee determines there is substance to the matters alleged in the Complaint.

• Complaints that are not well-founded will be dismissed, but such Complaints will be retained by the Audit Committee for an appropriate period of time, as determined by the Audit Committee.

• No employee will be subject to discipline for bringing a Complaint in good faith to the Audit Committee's attention.

Notwithstanding anything to the contrary herein, any Complaints relating to Accounting Matters, Alleged Code Violations, Legal Allegations or a Retaliatory Act shall be subject to the procedures set forth in the Reporting Procedures for Accounting Matters.

Any Complaints received by the Audit Committee (or the Company's outside legal counsel) will be retained in a separate, confidential file restricting access only to members of the Committee and the Company's outside legal counsel.

Code of Ethical Conduct Waivers

A waiver of any of the rules of this Code must be requested in writing.  Any waiver will be denied or granted in the sole discretion of the Company or the Audit Committee as appropriate.  The Chief Financial Officer has authority to grant a waiver for employees who are below the rank of Vice President, subject to approval of the Audit Committee of the Board of Directors.  Waivers of any provision of this Code for Designated Officers (as defined below), executive officers, or directors, as well as any changes to this Code, shall be approved by the Company's Board of Directors and reported or disclosed in accordance with the applicable requirements of the Securities and Exchange Commission and National Association of Securities Dealers, Inc.

All waivers of this policy must be reported to the Audit Committee.

Failure to Comply

Engaging in prohibited conduct or not adhering to this Code, or any other standards of conduct adopted by the Company, may lead to disciplinary action against an employee, which may include, without limitation, a warning or letter of reprimand, demotion, salary reduction, loss of eligibility for a salary increase, bonus, or equity compensation, suspension without pay, or termination of employment.  If you have any questions or doubts about whether your conduct might pose a conflict or a potential conflict of interest or be otherwise prohibited, refer the matter to your immediate supervisor or the Chief Financial Officer.

Special Provisions Relating Only to Principal
Executive Officer and Senior Financial Officers

The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission issued pursuant thereto require the Company to disclose in its annual report whether it has adopted a code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Designated Officers").  For purposes of this requirement, this Code of ethics means a codification of standards that is reasonably designed to deter wrongdoing and to promote:

(i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(iii) compliance with applicable governmental laws, rules, and regulations;

(iv) the prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

(v) accountability for adherence to this Code.

All provisions of this Code apply to the Designated Officers.  In addition, each Designated Officer shall be responsible for the full, fair, accurate, timely, and understandable disclosure in reports and documents that a Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

Any Designated Officer who is found to have violated any provision of this Code, including any of the special provisions set forth herein, will be, at the discretion of the Company's Board of Directors, subject to disciplinary action, which may include, without limitation, a warning or letter of reprimand, demotion, salary reduction, loss of eligibility for a salary increase, bonus, or equity compensation, suspension without pay or termination of employment.

Public Availability

This Code will be made publicly available in accordance with the applicable requirements of the Securities and Exchange Commission on the Company's website (www.medovex.com) under "Corporate Governance."

Certification

Medovex Corp.

Code of Business Conduct and Ethics

I have received and read the Medovex Corp. Code of Business Conduct and Ethics and understand my responsibilities under it.  I agree to comply with the Code and to abide by its terms and conditions.

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